Exhibit 8.2

REEDER & SIMPSON P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net
r.simpson@simpson.gr

August 19, 2010

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re:	Seaspan Corporation—Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), with respect to the preparation of the Registration Statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”), in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of:

a.	common shares of the Corporation (the “Common Shares”);

b.	preferred shares of the Corporation (the “Preferred Shares”);

c.	senior and subordinated debt securities (the “Debt Securities”), issued under a senior or subordinated indenture (collectively the “Indentures”);

d.	warrants for the purchase of Common Shares, Preferred Shares, Debt Securities, and the units as described below (the “Warrants”);

e.	units consisting of common stock, preferred stock, warrants, rights, debt securities and guarantees of debt securities or in combination thereof (the “Units”); and

f.	rights to purchase the Common Shares, Preferred Shares, Debt Securities, Warrants, Units (the “Rights”).

The Common Shares, Preferred Shares, Debt Securities, Warrants, Units and Rights are collectively referred to herein as the “Securities.” We have also participated in the preparation of the Prospectus (the “Prospectus”), contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In connection therewith, we have prepared the discussion regarding Marshall Islands tax consequences set forth in the Prospectus under the caption “Non-U.S. Tax Considerations—Marshall Islands Tax Consequences” (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such RMI tax matters (except for the representations and statements of fact of the Corporation, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.